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                                                                   EXHIBIT 10.18


C Y M E R
LASER TECHNOLOGIES

                                                                 Rev 12/6/94

                               AGREEMENT BETWEEN
               CYMER LASER TECHNOLOGIES AND EO TECHNICS CO., LTD.

1.      GENERAL:

The purpose of this agreement is to define a working relationship between Cymer Laser Technologies (Cymer) and EO Technics Co., Ltd. (EOT). The goal is to have EOT perform all service work on all Cymer lasers in Korea. This includes providing service labor and stocking spare parts. It also includes marketing assistance for Cymer in Korea.

This agreement shall be effective from the date of signing through December 31, 1996.

2.      PRODUCT:

This agreement pertains to the following Cymer laser models which are presently in Korea or may be installed in Korea in the future.

        1. Model CX-2LS
        2. Model ELS-4000
        3. Model HPL-100K

3.      SERVICE ENGINEERS:

EOT will provide the necessary service engineers to support Cymer's entire installed laser base in Korea. The service engineers will be required to be knowledgeable in all areas of the Cymer laser. This includes, but is not limited to, Level 1 and 2 service support.

EOT will be responsible for providing all labor during the installation and warranty period, which is normally 12 months from date of installation acceptance by the Korean end user.

At the present time EOT has one service engineer, Mr. Hong, Dae-Eui, who has been trained by Cymer in San Diego. It is recognized that Mr. Hong is a key service engineer for the successful


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C Y M E R
LASER TECHNOLOGIES


support of Cymer lasers in Korea. Up to 100% of Mr. Hong's time shall be available for the service of Cymer lasers.

EOT will provide additional service engineers as required to support an increased installed base of lasers in Korea. Additional service engineers will be trained by Cymer in San Diego. Cymer will provide the training materials and instructor. EOT will pay for travel and living expenses of the trainee(s).

Cymer will train EOT service engineers on the model HPL in San Diego prior to the shipment of the first HPL in May of 1995.

4.      SPARE PARTS:

EOT will be responsible for stocking all parts necessary to support the installed laser base in Korea. This includes Level 1 and 2 parts at a minimum, and may include other parts as agreed upon by EOT and Cymer. EOT currently has spare parts for the ELS-4000 model "B" laser only.

Cymer's design goal is to have backward compatibility of spare parts, however, it is very possible that new model lasers will have certain spare parts that are not compatible with previous model lasers. In this case the following will apply:

        1. Cymer will position such unique new model spare parts in Korea at Cymer's expense. To accomplish this, Cymer will pay a one-time new model spare parts inventory stocking fee to EOT each time a new model laser is installed in Korea. EOT will be responsible for placing purchase orders with Cymer for the necessary new spare parts, and will make payment to Cymer at an amount equal to the one-time spare parts inventory stocking fee. (This will be retroactive to the first ELS-4000 model "D" laser already installed in Korea). All spare parts inventory stocked in this manner shall be considered Cymer property. Any spare part used from the initial inventory shall be replaced by EOT immediately issuing a purchase order to Cymer. The replacement inventory shall also be considered Cymer property.

        2. EOT will be responsible for the shipping costs, duties, and taxes associated with these parts.

EOT shall be responsible for increasing the spare parts inventory, at their expense, as required to support the installed base. The parts will be sold to EOT at the transfer price shown on the Korean Spare Parts Price List. It is important for EOT to keep an adequate spare parts inventory. EOT shall provide a monthly inventory report to Cymer that includes 1) part description, 2) part number, 3) serial number, and 4) quantity.

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C Y M E R
LASER TECHNOLOGIES

Cymer shall publish a Korean Spare Parts Price List effective January 1 of each year. The list shall be published by the previous December 1. This list will show 1) the list price for each part, and 2) the transfer price that EOT pays to Cymer for each part. EOT shall be responsible for the cost of shipping parts to Korean and back to Cymer, and the cost of duties and taxes in Korea.

EOT shall negotiate final spare parts prices with the Korean end users and potential OEM stepper support organizations within Korea. This will allow EOT to control their price margin on sales of spare parts.

Cymer shall be responsible for the cost of all parts used for warranty purposes. This shall include shipping costs, duties, and taxes for the warranty replacement part.

In case this agreement between EOT and Cymer terminates for any reason, EOT agrees to transfer all of their remaining spare parts inventory back to Cymer. The inventory stocked at Cymer's expense (initial parts stocked for new model installation) will be returned at no cost to Cymer. Increases to the initial spare parts inventory stocked at EOT's expense will be purchased by Cymer at the original transfer price.

5.      COMPENSATION:

In addition to the margin from the sale of spare parts and service in Korea, EOT shall be compensated per the following commission structure for the ELS-4000 and HPL-100K. In return EOT is required to provide installation assistance at the Korean end user's facility, provide end user training, provide labor to replace parts during warranty, provide marketing support for end-user pull through (ELS-4000), and sales and marketing efforts (HPL-100K) in Korea.

5.1.    Model ELS-4000:

The following compensation plan for the Model ELS-4000 laser shall be effective beginning January 1, 1995.

   ------------------------------------------------------------------------

        LASER INSTALLATION           COMMISSION              ADDITIONAL
       (After Jan. 1, 1995)           ($U.S.)                 MONTHLY
                                                            COMPENSATION
   ------------------------------------------------------------------------
               1                      10,000                   $3,000
   ------------------------------------------------------------------------
               2                      15,000                    2,000
   ------------------------------------------------------------------------
               3                      20,000                    1,000
   ------------------------------------------------------------------------
               4 and on               25,000                     None
   ------------------------------------------------------------------------


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C   Y   M   E   R
LASER TECHNOLOGIES

In addition Cymer will pay EOT a one-time $38,000 new model spare parts inventory stocking fee for the first ELS-4000 model D laser (S/N 4025) which was installed in Korea during October, 1994. This fee shall be used for stocking the initial model "D" spare parts inventory at EOT.

A one-time spare parts inventory stocking fee will be paid to EOT when a new model laser is installed in Korea, if EOT is required to stock new and unique spare parts to support the new model laser. This fee will be determined at the time of the new model installation. The spare parts inventory stocking fee will be sufficient to cover EOT's cost to stock the necessary new spare parts.

5.2     Model HPL-100K:

Cymer shall pay EOT a commission equal to 15% of the actual sales price (U.S. list price is $330,000) for each HPL-100K sold by EOT in Korea.

6.      MARKETING REQUIREMENTS:

6.1     Lithography Laser:

Cymer and EOT understand that EOT is not responsible for direct sales activities with Korean semiconductor manufacturers for the lithography laser. However, EOT will conduct marketing activities appropriate for the process of end user pull through in Korea. Additionally EOT will assist Cymer with setting up meetings with end users in Korea, coordinating seminars, and otherwise reasonably assist Cymer with marketing and sales. EOT will also advise Cymer on the Korean semiconductor climate, and suggest appropriate end user pull through activities.

6.2     Industrial Laser:

Cymer will loan an HPL-100K-500 laser to EOT for a trial period of one year for the purpose of assisting EOT with industrial excimer laser market development in Korea.

EOT will prepare a demonstration facility and maintain a log of all contacts including company names, names and titles of individuals, and notes about the potential application. Cymer intends to visit Korean end users with EOT personnel in an effort to sell lasers and determine market potential. Cymer will also provide EOT with appropriate brochures.

The laser will ship from Cymer in May of 1995 under a General License G-Dest. This export license will allow the laser to stay in Korea for an indefinite period of time, and will allow the



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C   Y   M   E   R
LASER TECHNOLOGIES

laser to be sold in Korea at a later date if agreed to by Cymer and EOT. EOT will pay for all shipping charges, duties, taxes, and installation costs. The value shown on the shipping documents will be approximately $60,000. The shipping documents will state: "Value shown for Customs Purposes only; there is no charge to consignee".

EOT will be responsible for the cost of replacing all normal Level 1 and 2 consumable parts. At the present time Cymer does not plan to stock spare parts for the industrial laser in Korea.

At the end of the one year period, and depending on the marketing activity levels that result, Cymer and EOT will meet to discuss whether to extend the loan period of the HPL for an additional year, or if the laser will be upgraded to a more recent model.

Cymer perceives a potential conflict in selling and servicing lasers if EOT becomes a system integrator. Cymer does not currently have a solution to this potential conflict, but raises this point in an attempt to avoid the conflict.





      ROBERT AKINS          12/6/94        KYU-DONG SUNG            12/14/94
- -------------------------   -------     -------------------------   --------
Cymer Laser Technologies     Date       EO Technics Co., Ltd.        Date
Dr. Robert Akins                        Mr. Kyu-Dong Sung
President                               President



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